Exhibit 99.1

Contact:

Claudia Cahill

MicroStrategy Incorporated

703-270-2207

ccahill@microstrategy.com

MicroStrategy Sells Voice.com Domain Name for $30 Million

Additional Ultra-Premium Domain Names Available for Strategic Transactions

TYSONS CORNER, Va., June 18, 2019 — MicroStrategy® Incorporated (Nasdaq: MSTR), a leading worldwide provider of enterprise analytics and mobility software, today announced that it has sold the Voice.com domain name for $30 million in cash in a transaction facilitated by GoDaddy and

www.microstrategy.com/domains

consummated on May 30, 2019. The domain name has subsequently been used by Block.one to launch its new blockchain-based social media platform called Voice.

“Block.one has made a smart strategic decision in choosing Voice.com to be the internet domain name for its new social media platform. The word ‘voice’ is simple and universally understood. It’s also ubiquitous — as a search term, it returns billions of results on the internet. An ultra-premium domain name like Voice.com can help a company achieve instant brand recognition, ignite a business, and massively accelerate value creation,” said Marge Breya, Senior Executive Vice President and Chief Marketing Officer, MicroStrategy Incorporated.

“MicroStrategy holds more than a dozen evocative and powerful domain names. While our focus continues to be on our core analytics and mobility business, we are open to leveraging these domain names in equity or other strategic transactions with well-funded parties,” added Ms. Breya.

Additional ultra-premium domain names held by MicroStrategy include:

Wisdom.com	Strategy.com	Speaker.com

Alert.com	Hope.com	Courage.com

Glory.com	iDream.com	Mike.com

William.com	Arthur.com	Frank.com

Emma.com	Usher.com	Michael.com

To learn more about these domain names, please visit www.microstrategy.com/domains.

About MicroStrategy Incorporated

MicroStrategy (Nasdaq: MSTR) is a leading worldwide provider of enterprise analytics and mobility software and services. Our mission is to make every enterprise a more Intelligent Enterprise™. MicroStrategy 2019™ delivers modern analytics on an open, comprehensive enterprise platform designed to drive business results with Federated Analytics, Transformational Mobility, and HyperIntelligence™. To learn more, visit MicroStrategy online, and follow us on LinkedIn, Twitter, and Facebook.

MicroStrategy, Intelligent Enterprise, MicroStrategy 2019, and HyperIntelligence are either trademarks or registered trademarks of MicroStrategy Incorporated in the United States and certain other countries. Other product and company names mentioned herein may be the trademarks of their respective owners.

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